UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2024

TURNING POINT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37763	20-0709285
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5201 Interchange Way, Louisville, KY	40229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 778-4421
N/A
(Former name, former address and former fiscal year, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TPB	New York Stock Exchange

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Board Departure of Mr. Arnold Zimmerman

On March 20, 2024, Arnold Zimmerman notified the Board of Directors (the “Board”) of Turning Point Brands, Inc. (“Turning Point” or the “Company”) of his decision to retire as a director after eleven years of distinguished service effective upon the expiration of his term at the 2024 Annual Meeting of Stockholders in May 2024 (the “2024 Annual Meeting”).

In light of his long tenure and familiarity with the Company and its management team, the Company asked, and Mr. Zimmerman has agreed to serve as Director Emeritus of the Board following his retirement. As a Director Emeritus, Mr. Zimmerman may attend Board and committee meetings by invitation, exclusive of executive sessions, and participate in discussions in an advisory capacity, but he will not have voting rights on matters before the Board.

In conjunction with Mr. Zimmerman’s retirement, the Board has nominated John Catsimatidis Jr. to stand for election as a director at the Company’s 2024 Annual Meeting. Mr. Catsimatidis is President and Chief Operating Officer of Red Apple Group, which is one of North America’s largest privately held companies and a long-term Turning Point shareholder. Red Apple Group owns and operates assets in the consumer, energy, real estate, logistics, finance, insurance, and media industries. In addition to his leadership role in the operations of Red Apple Group portfolio companies, Mr. Catsimatidis leads the in-house investment team that invests in both the private and public markets. His operating career is marked by significant achievements in enhancing operational efficiencies, optimizing capital allocation, and driving shareholder value. In addition, Red Apple Group owns and operates nearly 400 convenience stores in the Northeastern United States and is a long-time retailer of Turning Point’s core products, which provides Mr. Catsimatidis with unique consumer-level expertise valuable to the Company.

David Glazek, Executive Chairman of the Board, said, “I am delighted that John has agreed to be nominated to our Board. We have known him for many years and have been very impressed by what he has built at Red Apple Group as well as his familiarity with the dynamics of Turning Point’s business and insights into how to maximize long-term shareholder value.”

Graham Purdy, Chief Executive Officer, added, “John's unique perspective as both a shareholder and retailer of the Company's products has made him an invaluable partner and advisor to the Company. I am very excited that he has agreed to take on a more formal role where he can have an even larger impact on our future success.”

"I am thrilled to be nominated for the Board of Directors of Turning Point Brands and look forward to contributing to the Company's growth. The market position and barriers to entry of Turning Point's branded assets strongly position the Company for continued success. I look forward to working alongside David, Graham, and the Board to enhance long-term value for shareholders, customers, and employees alike.” said John Catsimatidis Jr.

Amended and Restated Letter Agreement with Mr. David E. Glazek

On March 21, 2024, the Compensation Committee approved an amended and restated letter agreement with David Glazek, our Executive Chairman (the “Executive Chairman Letter”). Consistent with the original letter agreement between the Company and Mr. Glazek, the Executive Chairman Letter provides that Mr. Glazek will not receive an annual base salary or a fixed target annual bonus opportunity, and will receive an annual equity-based award with a grant date value of $1,000,000, consisting of a mix of stock options and restricted stock units, vesting on a quarterly basis (the “Annual Equity Award”). The Executive Chairman Letter also provides that Mr. Glazek will be eligible to participate in the Company’s long-term equity award program consistent with the Company’s other senior executives, as well as participation in the Company’s health and welfare benefit plans. The initial term of the Executive Chairman letter will be through December 31, 2025, subject to automatic one-year renewals on January 1st of each year thereafter, unless either party gives at least 90 days’ prior written notice. In the event that Mr. Glazek is terminated by the Company from his Executive Chairman position “without cause” or as a result of the Company’s non-renewal of the term, or Mr. Glazek resigns upon certain “good reason” events, the Executive Chairman Letter provides that Mr. Glazek will receive accelerated vesting of his outstanding equity-based awards, and will receive the cash equivalent value of any Annual Equity Award that would have otherwise been granted had Mr. Glazek remained employed for an additional 12-month period (24 months if such termination occurs following a “change of control”). His receipt of such benefits is generally subject to his execution and non-revocation of an effective release of claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURNING POINT BRANDS, INC.

Dated: March 22, 2024	By:	/s/ Brittani N. Cushman
Brittani N. Cushman
Senior Vice President, General Counsel and Secretary